424B3
                                                                      333-104713

AXA Equitable Life Insurance Company

SUPPLEMENT DATED SEPTEMBER 18, 2006 TO THE MAY 1, 2006 PROSPECTUS FOR THE
AXA EQUITABLE RETIREMENT INCOME FOR LIFESM CONTRACTS
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This supplement modifies certain information in the above-referenced Prospectus and Statement of Additional Information dated May 1, 2006, as previously supplemented to date (together, the "Prospectus"). Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus. You should keep this supplement with your Prospectus.

  Subject to state approval, for contracts applied for on or after September 18, 2006, the section of the Prospectus entitled "How withdrawals affect your Guaranteed minimum death benefit" in "Accessing your money" is deleted in its entirety and replaced with the following paragraph:

  Withdrawals will reduce your Guaranteed minimum death benefit on a dollar-for-dollar basis up to the Guaranteed annual payment amount. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your Guaranteed annual payment amount, however, your Guaranteed minimum death benefit is reduced on a pro rata basis.















                      AXA Equitable Life Insurance Company
                           1290 Avenue of the Americas
                            New York, New York 10104
                                  212-554-1234

NB RIL-06-01 (9/06)                                  catalog no. 136939 (9/06)
21460v1 RIFL - Global (except NY)                                       x01402